EXHIBIT 4.70

REYNOLDS GROUP HOLDINGS LIMITED
Chargor
CREDIT SUISSE
Security Agent

SPECIFIC SECURITY DEED
(THIRD RANKING)

CONTENTS

1. INTERPRETATION	1
2. SECURITY	4
3. SHAREHOLDER RIGHTS AND OBLIGATIONS	5
4. UNDERTAKINGS	6
5. REPRESENTATIONS AND WARRANTIES	7
6. ENFORCEMENT EVENTS	8
7. SECURITY AGENT MAY REMEDY BREACH	8
8. ENFORCEMENT BY SECURITY AGENT	8
9. APPLICATION OF PROCEEDS	8
10. PROTECTION OF PERSONS DEALING WITH SECURITY AGENT	8
11. PROTECTION OF SECURITY AGENT	9
12. ATTORNEY	9
13. ASSIGNMENT	10
14. NOTICES	11
15. COSTS AND EXPENSES	11
16. CURRENCY INDEMNITY	11
17. RELEASE AND REINSTATEMENT	12
18. PPSA RIGHTS	12
19. MISCELLANEOUS	13
20. GOVERNING LAW AND JURISDICTION	14
21. COUNTERPARTS	14

i

DEED dated      2009
PARTIES
REYNOLDS GROUP HOLDINGS LIMITED, incorporated under the laws of New Zealand and having its registered office at C/- Bell Gully, Level 22, Vero Centre, 48 Shortland Street, Auckland (“Chargor”)

CREDIT SUISSE, of 1 Cabot Square, London, acting for itself and as security agent for and on behalf of the Secured Parties (as defined below) pursuant to and under the Senior Subordinated Notes Indenture (as defined below) (“Security Agent”)
COVENANTS
1.	INTERPRETATION

1.1	Definitions in Senior Subordinated Notes Indenture: Words and expression defined in the Senior Subordinated Notes Indenture and used in this deed shall, unless otherwise defined herein or the context otherwise requires, have the meanings given to them in the Senior Subordinated Notes Indenture.

1.2	Definitions: In this deed, unless the context otherwise requires:

“Charged Shares” means all Shares in the Company held by the Chargor from time to time, and a reference to Charged Shares includes any of them.

“Companies Act” means the Companies Act 1993.

“Company” means Beverage Packaging Holdings (Luxembourg) I S.A. and its successors and assigns.

“Distribution” has the meaning given to it in section 2 of the Companies Act (and on the basis that references in that definition to “company” shall be deemed to include a body corporate incorporated or formed outside New Zealand).

“Enforcement Event” means an Event of Default in respect of which:
(a)	notice has been given under section 6.02 of the Senior Subordinated Notes Indenture declaring the principal of, and accrued but unpaid interest on, all the Securities to be due and payable ; or

(b)	the principal of, and accrued but unpaid interest on, all the Securities has ipso facto become due and payable in accordance with section 6.02 of the Senior Subordinated Notes Indenture.
“Intercreditor Agreement” means:
(a)	the agreement entitled “Intercreditor Agreement” dated 11 May 2007 made between (among others) (1) Rank Holdings II S.A. (2) Rank Holdings S.A. and (3) Credit Suisse as senior agent, senior issuing bank, subordinated bridging agent, and as security trustee, as amended by a letter dated as of 21 June 2007, a further letter dated as of 29 June 2007 and pursuant to an amendment and restatement agreement dated on or about the date hereof; and

(b)	any Additional Intercreditor Agreement.
“Luxembourg Share Pledge” means the Luxembourg law third ranking pledge over shares agreement dated on or about the date of this deed made by the Chargor in favour of the Security Agent, and in the presence of the Company and The Bank of New York Mellon as first priority security trustee

“PPSA” means the Personal Property Securities Act 1999.

“Priority Agreements” means the Senior Notes Indenture, the Senior Subordinated Notes Indenture and the Intercreditor Agreement.

“Rights” means:
(a)	Distributions;

(b)	bonus shares, debentures or other securities;

(c)	options or rights to take up shares, debentures, options or other securities; and

(d)	other rights, money or securities of any nature.
“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Issuer and each Senior Note Guarantor under each or any of the Senior Subordinated Notes Indenture, the Intercreditor Agreement and the Securities, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Senior Subordinated Notes Indenture, the Intercreditor Agreement and the Securities or any other document evidencing or securing any such liabilities, and a reference to the Secured Liabilities includes any of them.

“Secured Parties” means the Security Agent, the Trustee, each Agent and each Holder from time to time.

“Secured Property” has the meaning given to that term in clause 2.1, and a reference to Secured Property includes any of it.

“Security Documents” has the meaning given to it in the Senior Notes Indenture, and also includes any other security document intended to have the same ranking as the Security Documents to the extent contemplated by the Senior Notes Indenture.

“Senior Notes Indenture” means the senior notes indenture dated as of 29 June 2007 made between Beverage Packaging Holdings (Luxembourg) II S.A. as Issuer, the Senior Note Guarantors as defined therein (including the Chargor), The Bank of New York as Trustee, principal Paying Agent and Transfer Agent, BNY Fund Services (Ireland) Limited as Transfer Agent and the Paying Agent in Dublin, and the Security Agent.

“Senior Subordinated Notes Indenture” means the senior subordinated notes indenture dated as of 29 June 2007 made between Beverage Packaging Holdings (Luxembourg) II S.A. as Issuer, the Senior Note Subordinated Guarantors as defined therein (including the Chargor), The Bank of New York as Trustee, principal Paying Agent, and Transfer Agent and Registrar, BNY Fund Services (Ireland) Limited as Transfer Agent and the Paying Agent in Dublin, and the Security Agent.

“Senior Security Documents” has the meaning given to it in the Intercreditor Agreement, and also includes any other security document intended to have the same ranking as the Senior Security Documents to the extent contemplated by the Senior Subordinated Notes Indenture.

“Shares” means shares, stock units or membership interests in the capital of a person including all shares, debentures, options and other securities arising under an entitlement to, or exercise of, any Right.

“Transfer” means, with respect to the Charged Shares or Rights, a transfer thereof duly signed by the Chargor or, in the case of any Charged Shares or Rights legally held by some other person but beneficially owned by the Chargor, duly signed by that other person, with the name of the transferee, date and consideration left blank, but otherwise, if appropriate, in proper form for registration by the Company.

1.3	References: Except to the extent that the context otherwise requires, any reference in this deed to:

“disposal” includes any sale, assignment, exchange, transfer, concession, loan, lease, surrender, licence, reservation, waiver, compromise, release, dealing or parting with possession, or the granting of any option, right or interest whatever, or any agreement for any of the same, and “dispose” means to make a disposal, and “acquisition” and “acquire” shall be construed accordingly.

a “government agency” includes any government or political sub-division thereof, or any governmental, semi-governmental or judicial entity or authority.

a “law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, by-law, statute, treaty or other legislative measure.

a “person” includes an individual, firm, company, corporation, partnership, joint venture, association, unincorporated body of persons, organisation or trust, any government agency, and any other entity, in each case whether or not having separate legal personality.

a “share” includes a share in any company, whether incorporated in New Zealand or elsewhere.

“written” and “in writing” include all means of reproducing words in a tangible and permanently visible form.

1.4	PPSA references: The expressions “accession”, “account receivable” “financing statement”, “financing change statement”, “security interest” and “verification statement” have the respective meanings given to them under, or in the context of, the PPSA.

1.5	Miscellaneous:
(a)	Headings are inserted for convenience only and do not affect interpretation of this deed.

(b)	Unless the context otherwise requires, the singular includes the plural and vice versa and words denoting individuals include other persons and vice versa.

(c)	A reference to any legislation includes any statutory regulations, rules, orders or instruments made or issued pursuant to that legislation and any amendment to, re-enactment of, or replacement of, that legislation.

(d)	Except where inconsistent with the context, the expression “at any time” also means from time to time.

(e)	A reference to any document includes reference to that document as modified, novated, supplemented, varied or replaced from time to time.

(f)	Reference to a party to the Senior Notes Indenture, Senior Subordinated Notes Indenture, the Securities, the Intercreditor Agreement or any other document includes its successors and permitted assigns.

(g)	Unless otherwise stated, reference to a clause, section or schedule is a reference to a clause or section of, or schedule to, this deed.
1.6	Capacity: The Security Agent enters into this deed in its capacity as security agent for the Secured Parties.

2.	SECURITY

2.1	Charging clause: As security for the payment or delivery of the Secured Liabilities, the Chargor grants to the Security Agent a security interest in its right, title and interest in:
(a)	the Charged Shares;

(b)	the Rights attributable to, or arising from, any Charged Shares;

(c)	all proceeds of any Charged Shares or Rights; and

(d)	all documents of title relating to any Charged Shares or Rights, and all the Chargor’s present and future rights in relation to those Charged Shares, Rights, proceeds and documents of title (“Secured Property”). So far as it concerns each security interest over or in respect of any present or future account receivable and present and future rights in relation to any account receivable, the security interest granted shall take effect as a transfer (as “transfer” is used in the context of and for the purposes of the PPSA).

2.2	Notice to Company: The Security Agent may at any time give notice to the Company of the security interest created by this deed.

2.3	Security Agent may register: Subject to the Priority Agreements, the Security Agent may at any time after the occurrence of an Enforcement Event and without prejudice to any of its other rights, powers or remedies, cause itself to be registered as the holder of the Charged Shares, or as the person entitled to any Rights, in order to hold those Charged Shares or Rights as mortgagee in terms of this deed, and for that purpose may complete and present any Transfer to the Company for registration.

2.4	Continuing security: This deed is a continuing security and shall operate irrespective of any intervening payment, settlement of account or other matter or thing whatever, until a final release has been signed by the Security Agent and delivered to the Chargor in accordance with section 16.

2.5	Other securities:
(a)	This deed is collateral to each other security interest (whenever executed or given) which is at any time held by a Secured Party in respect of the Secured Liabilities.

(b)	The Security Agent or any other Secured Party may exercise any of its rights, powers and remedies under this deed or any such other security interest separately or concurrently.

(c)	Nothing in this deed shall discharge, abate or prejudice any other security interest at any time held by any person.
2.6	Further assurance: The Chargor shall deliver to the Security Agent any transfer, assignment, instrument, or other deed or document, and shall do any other thing which the Security Agent reasonably requires to enable it to:
(a)	perfect the Chargor’s title to the Secured Property; or

(b)	perfect the security interest intended to be created by this deed including, without limitation, in accordance with the provisions of the PPSA; or

(c)	following the occurrence of an Enforcement Event and subject to the Priority Agreements, transfer to, or vest in, the Security Agent (or any purchaser from the Security Agent), the Secured Property; or

(d)	following the occurrence of an Enforcement Event and subject to the Priority Agreements, facilitate the realisation of any of the Secured Property; or

(e)	exercise all or any of the rights, powers and remedies conferred on the Security Agent by this deed or by law; or

(f)	secure to the Security Agent the full benefit of the provisions of this deed, subject always to clause 2.3.

2.7	Ranking of security interest: It is intended that the security interest created by this deed rank third after the security interests created by the Senior Security Documents and the security interests created by the Security Documents.

3.	SHAREHOLDER RIGHTS AND OBLIGATIONS

3.1	Liability for calls etc: If any call or other amount (a “call”) becomes payable in respect of any Charged Shares:
(a)	while the Chargor is the holder of those shares, the Chargor shall pay that call or other amount to the Company on or before the due date for payment and promptly confirm to the Security Agent that such payment has been made; and

(b)	while the Security Agent or its nominee is the holder of those shares, the Chargor shall, subject to the Priority Agreements, upon demand by the Security Agent, pay an amount equal to that call to the Security Agent or, if so agreed with, or required by, the Security Agent, to the Company and, if paid to the Security Agent, the Security Agent shall pay the call to the Company.

3.2	Voting rights: Unless an Enforcement Event occurs the Chargor shall be entitled to exercise all voting rights in respect of the Charged Shares provided that the Chargor shall not at any time exercise, or refrain from exercising, such rights in a manner which could reasonably be expected to affect adversely the security created by this deed.

3.3	Distributions before enforcement: Unless an Enforcement Event occurs, the Chargor shall be entitled to receive and retain all Distributions in respect of the Charged Shares that the Company is expressly permitted to make under the Senior Subordinated Notes Indenture.

3.4	Distributions after enforcement: After the occurrence of an Enforcement Event all Distributions in respect of the Charged Shares shall, subject to the Priority Agreements, be applied by the Security Agent in or towards payment of the Secured Liabilities, and if any such Distribution is received by the Chargor, the Chargor shall promptly pay or transfer it to the Security Agent.

3.5	Exercise of Rights: Subject to the Priority Agreements:
(a)	if any Rights to acquire shares, debentures, options or other securities (an “entitlement”) become exercisable at any time:
(i)	while the Chargor is the holder of any Charged Shares, it shall promptly provide full details of that entitlement to the Security Agent and advise the Security Agent whether or not it intends to exercise all or any part of that entitlement; and

(ii)	while the Security Agent or its nominee is the holder of any Charged Shares, it shall promptly provide full details of that entitlement to the Chargor and request the Chargor to advise it whether or not it wishes that entitlement or any part of it to be exercised.
(b)	if, in the opinion of the Security Agent, it is reasonably necessary, in order to avoid any prejudice to the security interest created by this deed or to the interests of the Secured Parties hereunder, that all or any part of any entitlement be taken up, the Security Agent may require the Chargor to exercise, or, if the Security Agent or its nominee is the holder of the relevant Charged Shares, may itself exercise, at the Chargor’s expense, that entitlement, or the relevant part thereof, as the case may be.

(c)	if the Chargor wishes any entitlement to be exercised, the Chargor shall pay to the Company or the Security Agent, as the case may require, such amount, and shall do all such other things, as are necessary to exercise that entitlement or part thereof, as the case may be, and if payment is made to the Company the Chargor shall promptly confirm to the Security Agent that such payment has been made.
4.	UNDERTAKINGS

4.1	Positive undertakings: Subject to the Priority Agreements, the Chargor shall:
(a)	Notices: promptly upon receipt, deliver to the Security Agent a copy of any notice of meeting or other notice sent to shareholders of the Company, and a copy of any resolution passed by the shareholders of the Company, if, in each case, such a notice or resolution could reasonably be expected to materially and adversely affect the interests of the Secured Parties hereunder;

(b)	Documents of title and transfer: promptly deposit with the Security Agent:
(i)	all certificates or documents of title (if any) to the Charged Shares and any Rights or, if required by the Security Agent, other relevant documents if such Charged Shares are uncertificated;

(ii)	if required by the Security Agent, a Transfer (or such number of separate Transfers as the Security Agent may reasonably require) in respect of the Charged Shares and any Rights; and

(iii)	any certificates or documents of title issued by the Company in substitution for, or replacement of, any of the certificates or documents of title referred to in clause 4.1(b)(i); and
(c)	Registration of Transfers: after the occurrence of an Enforcement Event, upon presentation to the Company for registration of a Transfer in accordance with the provisions of this deed, take all steps available to the Chargor to procure registration of that Transfer by the Company.
4.2	Negative undertakings: Except to the extent the Luxembourg Share Pledge or any of the Priority Agreements permit otherwise, the Chargor shall not:
(a)	No redemption etc: exercise rights to redeem or accept an offer to buy back any Charged Shares without the Security Agent’s consent;

(b)	Secured Property: do, or omit to do, anything which could prejudicially affect the security interest created by this deed or render any of the Secured Property liable to forfeiture or cancellation;

(c)	Restrictions on dealings with Secured Property: without the prior written consent of the Security Agent:
(i)	dispose, or permit the disposal, of any of the Secured Property; or

(ii)	create or permit to subsist any Lien over any of the Secured Property; or
(d)	Name change: change its name without first notifying the Security Agent of the new name not less than 7 Business Days before the change takes effect.
5.	REPRESENTATIONS AND WARRANTIES

5.1	Representations and warranties: The Chargor represents and warrants that:
(a)	Charged Shares paid up: the Charged Shares are fully paid up;

(b)	No lien: there is no money owing on or in respect of the Charged Shares by it to the Company in respect of which the Company is entitled to a lien on any of the Charged Shares; and

(c)	Shares properly issued: the Charged Shares have been properly and validly issued in accordance with the laws under which the Company was incorporated and the constitutional documents of the Company.
5.2	Repetition: The representations and warranties contained in clause 5.1 are given on the date of this deed and are deemed to be repeated by the Chargor whenever representations and warranties are deemed to be repeated in the Luxembourg Share Pledge (if at all).

6.	ENFORCEMENT EVENTS

6.1	Subject to the Priority Agreements, the security created by this deed shall become enforceable if an Enforcement Event occurs.

7.	SECURITY AGENT MAY REMEDY BREACH

7.1	Subject to the Priority Agreements, if the Chargor fails to comply with any of its obligations under this deed, the Security Agent may, after giving 14 days’ notice to the Chargor, (without prejudice to the Security Agent’s other rights, powers and remedies) pay all amounts and do all such other things as it deems necessary or desirable to remedy any such default or otherwise protect the Security created by this deed.

8.	ENFORCEMENT BY SECURITY AGENT

8.1	At any time after the occurrence of an Enforcement Event the Security Agent may (without it being necessary to give any prior notice to the Chargor, and without prejudice to any other rights, powers or remedies it may have under this deed or by law), subject to the Priority Agreements:
(a)	declare the Secured Liabilities to be due and payable, whereupon they shall become due and payable;

(b)	take possession of the Secured Property; and

(c)	sell or dispose of the Secured Property in such manner and on such terms as the Security Agent thinks fit, with power to buy in, or rescind or vary any contract for sale or re-sale without being responsible for any loss occasioned and to transfer the Secured Property free from adverse interests.
9.	APPLICATION OF PROCEEDS

9.1	Except to the extent otherwise required by law, all amounts received by the Security Agent under this deed shall be applied, subject to the Intercreditor Agreement and the Senior Notes Indenture, in accordance with sections 6.10 and 11.01 of the Senior Subordinated Notes Indenture.

10.	PROTECTION OF PERSONS DEALING WITH SECURITY AGENT

10.1	Purchaser or other person: No purchaser or other person dealing with the Security Agent, or with any agent or attorney of the Security Agent, shall be concerned:
(a)	to enquire:
(i)	whether the Security created by this deed has become enforceable;

(ii)	whether the powers which the Security Agent, agent or attorney, as the case may be, is purporting to exercise have become exercisable;

(iii)	as to the necessity for, or the expediency of, the stipulations or conditions subject to which any sale or disposal is made or given; or

(iv)	otherwise as to the propriety or regularity of any sale, disposal, calling in, collection or conversion of any money or assets; or
(b)	to see to the application of any amount paid to the Security Agent, agent or attorney, as the case may be.
10.2	Damages the only remedy: The remedy of the Chargor in respect of any actionable impropriety or irregularity in the exercise, or purported exercise, of any rights, powers or remedies by the Security Agent, agent or attorney, as the case may be, shall be in damages only.

11.	PROTECTION OF SECURITY AGENT

11.1	Proceeds of sale: If the Security Agent sells any Secured Property pursuant to this deed or otherwise, the Security Agent shall be accountable only for any purchase money which it actually receives.

11.2	Entry into possession: If the Security Agent enters into possession of any Secured Property:
(a)	it shall not be liable to account as mortgagee in possession in respect of that Secured Property or for any loss which a mortgagee in possession might be held liable; and

(b)	the Security Agent may at any time give up possession of any Secured Property.
11.3	Indemnity: The Security Agent shall be entitled to be indemnified out of the revenue from, or proceeds of sale of, the Secured Property of the Chargor against all reasonable costs, losses, expenses or liabilities sustained or incurred in the exercise, purported exercise or non-exercise of any of its rights, powers or remedies, including any cost, loss, expense or liability consequent upon any mistake or error of judgment by the Security Agent.

12.	ATTORNEY

12.1	Appointment: Subject to the Priority Agreements, for the purpose of enabling the Security Agent to obtain the full benefit of this deed the Chargor irrevocably appoints the Security Agent and every officer of the Security Agent, individually, to be the attorney of the Chargor (“Attorney”) for the following purposes:
(a)	at any time (whether before or after the occurrence of an Enforcement Event) to do anything which the Chargor is obliged to do under the provisions of this deed or which, in the Attorney’s opinion, is necessary or expedient to give effect to any right, power or remedy conferred upon the Security Agent by this deed or by law or otherwise (including executing deeds) and which has not been done by the Chargor within 10 Business Days of being requested to do so by the Security Agent; and

(b)	at any time after the occurrence of an Enforcement Event:

(i)	to receive any Distributions paid or made in respect of the Charged Shares;

(ii)	to sign any Transfer, and to transfer, any Secured Property to any person either on a sale thereof or to hold the same for the Security Agent or otherwise;

(iii)	to appoint any person nominated by the Security Agent as the proxy or other representative of the Chargor to vote at any meeting of the Company;

(iv)	to attend and vote at any meeting of the Company;

(v)	to sign any written resolution of the Company permitted under the Companies Act and the Company’s constitutional documents in such manner and for such purpose as the Security Agent may from time to time determine;

(vi)	to commence, prosecute, settle and compromise actions or proceedings relating to any Secured Property; and

(vii)	to exercise any other rights, powers or remedies which the Chargor may have as the holder, owner or beneficiary of any Secured Property.
12.2	Authority to Company: The production of this deed by the Security Agent shall be sufficient authority for the Company to recognise the Security Agent, or any Attorney, as entitled to exercise all of the powers referred to in clause 12.1, and, as between the Security Agent or any Attorney on the one hand, and the Company on the other hand, the Company shall not be bound or entitled to enquire if any Enforcement Event has occurred or if any of the powers referred to in clause 12.1 have become exercisable.

12.3	Delegation and conflict: Each Attorney may:
(a)	delegate its powers (including this power of delegation) to any person for any period, and revoke a delegation; or

(b)	exercise or concur in exercising the Attorney’s powers even if the Attorney has a conflict of duty in doing so, or has a direct or personal interest in the means or result of that exercise of such powers.
12.4	Ratification: The Chargor hereby ratifies anything done by the Attorney or a delegate of the Attorney in accordance with this section 12.

13.	ASSIGNMENT

13.1	Agreement binding: This deed is binding on, and is for the benefit of, the parties and their respective successors, permitted assigns and transferees.

13.2	Chargor may not assign: The Chargor may not assign or transfer any of its rights or obligations under this deed.

14.	NOTICES

14.1	Writing: Each notice or other communication to be given or made by a party under this deed shall be given or made in accordance with section 13.02 of the Senior Subordinated Notes Indenture.

15.	COSTS AND EXPENSES

15.1	Costs and expenses: The Chargor shall pay to the Security Agent upon demand an amount equal to all reasonable costs, losses, expenses and other liabilities on a full indemnity basis (including legal expenses on a full indemnity basis and goods and services and similar taxes thereon) incurred or sustained by the Security Agent or any other Secured Party in connection with:
(a)	the negotiation, preparation, signing, delivery, administration and release of this deed;

(b)	the exercise, enforcement or preservation, or attempted exercise, enforcement or preservation, of any right under this deed; and

(c)	the granting of any waiver or consent under, or the giving of any variation or release of this deed.
15.2	Stamp duty and taxes: The Chargor shall pay all stamp, documentary, transaction, registration and other like duties and taxes (including fines, interest and penalties), if any, which may be payable or determined to be payable in connection with the signing, delivery, registration, performance, exercise of any right under, or enforcement or variation of, this deed, and shall indemnify each Secured Party against all liabilities with respect to, or resulting from, any delay or omission to pay any such duties or taxes.

15.3	GST exclusive: If any supply by any Secured Party to the Chargor shall, at the time of supply, be subject to goods and services tax, the Chargor shall pay to the relevant Secured Party an amount equal to the applicable goods and services tax in addition to the consideration for that supply.

16.	CURRENCY INDEMNITY

16.1	Currency Conversion: If any Secured Liabilities are received or recovered under this deed in a currency (“first currency”) other than the currency (“second currency”) in which they are payable (whether as a result of obtaining or enforcing an order or judgment, the dissolution of any person or otherwise), the amount received shall only satisfy the Chargor’s obligation to pay the Secured Liabilities to the extent of the amount in the second currency which the Security Agent is able, in accordance with its usual practice, to purchase with the amount received in the first currency on the date of that receipt (or, if it is not practicable to make that purchase on that date, on the first date upon which it is practicable to do so).

16.2	Currency Indemnity:
(a)	The Chargor indemnifies the Security Agent against:
(i)	any loss sustained by it as a result of the amount purchased by it in the second currency pursuant to clause 16.1 being less than the amount due; and

(ii)	all costs and expenses properly incurred by it in purchasing the second currency, in respect of any Secured Liabilities received or recovered under this deed.

(b)	The Chargor shall pay to the Security Agent, upon demand, in the currency stipulated, all amounts payable pursuant to such indemnity.
17.	RELEASE AND REINSTATEMENT

17.1	Release of Security: Upon any of the conditions in section 12.06 of the Senior Subordinated Notes Indenture being satisfied, the Security Agent shall, at the request and cost of the Chargor, release the Chargor from this deed and release the Secured Property from the security interest created by this deed.

17.2	Reinstatement: If any payment received or recovered by any Secured Party, a Receiver, or any other person on behalf of any of them is or may be avoided by law or required to be repaid to a liquidator or similar official:
(a)	such payment shall be deemed not to have affected or discharged the liability of the Chargor under this deed or any other security interest given by the Chargor in favour of the Security Agent or, as the case may be, the relevant Secured Party and, the Security Agent, each Secured Party and the Chargor shall, to the maximum extent permitted by law, be restored to the position in which each would have been if such payment had not been received or recovered; and

(b)	the Security Agent and each other Secured Party shall be entitled to exercise all its rights which it would have been entitled to exercise if such payment had not been received or recovered, notwithstanding that the Security Agent may have signed a release pursuant to clause 17.1.

18.	PPSA RIGHTS

18.1	No consent or subordination: Nothing in this deed shall be construed as, but without prejudice to clause 2.7 of this deed:
(a)	an agreement to subordinate the security interest created by this deed in favour of any person; or

(b)	a consent by the Security Agent to any other security interest attaching (as that term is used in the context of the PPSA) to, or any other security interest subsisting over, any Secured Property.
18.2	Verification statement: The Chargor waives the right to receive a copy of the verification statement confirming registration of a financing statement or financing change statement relating to the security interest created by this deed.

18.3	Contracting out of PPSA rights: The Chargor:
(a)	agrees that if, at any relevant time, the Security Agent does not at that time have priority over all other secured parties in respect of any Secured Property then the Chargor and the Security Agent will, for the purposes of section

109(1) of the PPSA, be deemed, in accordance with the entitlement to do so under section 107(1) of the PPSA, to have contracted out of that section but specifically on the basis that, as between them and for purposes of this deed and the operation and application of the PPSA, that section 109(1) (but amended only by the deletion of the words “with priority over all other secured parties”) is reinstated and contracted back into;

(b)	agrees that nothing in sections 114(1)(a), 133 and 134 of the PPSA shall apply to this deed, or the security interest created by this deed; and

(c)	waives its right to:
(i)	object to the Security Agent’s proposal to retain any Secured Property under section 121 of the PPSA; and

(ii)	redeem any Secured Property under section 132 of the PPSA, provided that, at any time after the occurrence of an Enforcement Event, but before the Security Agent sells any Secured Property, or is deemed to have taken any Secured Property in satisfaction of the Chargor’s obligations, the Chargor may (unless it has otherwise agreed in writing after the Enforcement Event) redeem the Secured Property by tendering to the Security Agent, in cleared funds, an amount certified by the Security Agent as being equal to all the Secured Liabilities as at the date such amount is tendered.
19.	MISCELLANEOUS

19.1	Partial invalidity: If at any time any provision of this deed is or becomes illegal, invalid or unenforceable in any respect under the law of any relevant jurisdiction, that illegality, invalidity or unenforceability shall not affect the enforceability of the provisions, or (as the case may be) the remaining provisions, of this deed, nor shall the legality, validity or enforceability of any of those provisions under the law of any other jurisdiction in any way be affected or impaired thereby.

19.2	No implied waivers: No failure on the part of the Security Agent to exercise, and no delay on its part in exercising, any right, power or remedy under this deed shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

19.3	Remedies not exclusive: The rights, powers and remedies provided in this deed are in addition to, and not exclusive of, any rights, powers or remedies provided by law.

19.4	Obligations independent: The obligations of the Chargor under clauses 11.3, 15 and 16.2 shall constitute continuing obligations, separate and independent from its other obligations under this deed and shall survive payment of the Secured Liabilities and release of this deed.

19.5	Enforcement: It shall not be necessary for the Security Agent to incur any expense or make any payment before enforcing any of its rights in respect of any obligation of the Chargor referred to in clause 19.4.

19.6	No merger or marshalling: The right of each Secured Party to payment of any Secured Liabilities (including under any negotiable instrument or the Senior Subordinated Notes Indenture or the Intercreditor Agreement) shall not merge in the

Chargor’s obligation to pay those Secured Liabilities under this deed. The Security Agent has no duty to marshall in favour of the Chargor or any other person.

19.7	Consent: The Security Agent may give or withhold any approval or consent in its absolute discretion, and either conditionally or unconditionally.

19.8	Delivery: For the purposes of section 9 of the Property Law Act 2007, and without limiting any other mode of delivery, this deed will be delivered by the Chargor immediately on the earlier of:
(i)	physical delivery of an original of this deed, executed by the Chargor, into the custody of the Secured Party or the Secured Party’s solicitors; or

(ii)	transmission by the Chargor or its solicitors (or any other person authorised in writing by the Chargor) of a facsimile, photocopied or scanned copy of an original of this deed, executed by the Chargor, to the Secured Party or the Secured Party’s solicitors.
20.	GOVERNING LAW AND JURISDICTION

20.1	This deed shall be governed by, and construed in accordance with, the laws of New Zealand, and the parties hereby submit to the non-exclusive jurisdiction of the courts of New Zealand.

21.	COUNTERPARTS

21.1	This deed may be signed in any number of counterparts, all of which will together constitute one and the same instrument, and any of the parties may execute this deed by signing any such counterpart.

SIGNED AS A DEED REYNOLDS GROUP HOLDINGS LIMITED by its duly appointed attorney in the presence of:

/s/ Philip West
Signature of attorney

Philip West
Name of attorney

/s/ ILLEGIBLE
Signature of witness

Trainee Solicitor
Occupation

London
City/town of residence

CREDIT SUISSE by its authorised signatories:

/s/ Steve Martin	/s/ Ian Croft

Signature of authorised signatory	Signature of authorised signatory

Steve Martin	Ian Croft

Name of authorised signatory	Name of authorised signatory